Filed Pursuant to Rule 424(b)(3)
File Number 333-126387

PROSPECTUS SUPPLEMENT NO. 5
to Prospectus declared
effective on May 2, 2006
(Registration No. 333-126387)

BERMAN CENTER, INC.

This Prospectus Supplement No. 5 supplements our Prospectus dated May 2, 2006 and Prospectus Supplement Nos. 1, 2, 3 and 4 dated July 5, 2006, August 3, 2006, October 20, 2006 and November 22, 2006 respectively (the “Prospectus Supplements”). The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 5 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 5 includes the attached Current Reports on Form 8-K of Berman Center, Inc., as filed with the Securities and Exchange Commission on January 29, 2007, January 30, 2007, February 15, 2007, February 16, 2007 and February 22, 2007.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “BRMC.PK”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 5 is February 22, 2007

____________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 23, 2007

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

Item 5.02(e)

As reported in Berman Center, Inc.’s (the “Company”) Current Report filed with the Securities and Exchange Commission on August 14, 2006, Dr. Laura Berman, President of the Company, and Samuel Chapman, Chief Executive Officer of the Company, agreed to forego payment of their salaries for an indefinite period of time, effective August 14, 2006, until the Board of Directors of the Company voted to reinstate their salaries. On January 23, 2007, the Board of Directors voted to reinstate the salaries of Dr. Berman and Mr. Chapman, effective immediately, to their original rates of $200,000 and $150,000 per year, respectively. Dr. Berman and Mr. Chapman will not receive back pay for period for which they agreed to forego a salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2007	BERMAN CENTER, INC.

	By:	/s/ Samuel P. Chapman
	Name	Samuel P. Chapman
	Title:	Chief Executive Officer

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

AMENDMENT NO. 1 TO
FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 17, 2007

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to the Current Report on Form 8-K amends and restates in its entirety the Current Report on Form 8-K filed on January 23, 2007 with the Securities and Exchange Commission.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On January 17, 2007, Berman Center, Inc. (the “Company”) dismissed Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) as its independent registered public accounting firm. The Company engaged SLGG to audit its financial statements for the years ended December 31, 2005 and 2004 and the period from January 16, 2003 (inception) to December 31, 2005 (collectively, the “Audited Financial Statements”). The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of SLGG on the Audited Financial Statements did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.

During the period beginning from the time the Company engaged SLGG as its auditors on June 30, 2005 through the year ended December 31, 2005 and subsequent interim periods preceding the dismissal, including the interim period through January 17, 2007, there have been no disagreements with SLGG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of SLGG would have caused SLGG to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such periods.

The Company provided SLGG with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that SLGG furnish the Company with a letter addressed to the Commission stating whether or not SLGG agrees with the foregoing statements. A copy of the letter from SLGG to the Commission, dated January 30, 2007, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged AJ. Robbins, PC, as the Company’s independent registered public accounting firm as of January 17, 2007.

Item 9.01.                  Exhibits.

(c)              Exhibits

Exhibit Number	Description
16.1	Letter from Singer Lewak Greenbaum & Goldstein LLP to the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2007	BERMAN CENTER, INC.

	By:	/s/ Samuel P. Chapman
	Name	Samuel P. Chapman
	Title:	Chief Executive Officer

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January 30, 2007

Untied States Securities and
Exchange Commission
Washington, D.C. 20549

We have read Berman Center, Inc.’s statements included under Item 4.01 of its Form 8-K filed on January 30, 2007 and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 15, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 1, 2006, Berman Center, Inc., a Delaware corporation (the “Company”) entered into an agreement (“Termination Agreement”) with California Exotic Novelties, LLC (“CEN”) to terminate a novelty licensing agreement (“Original Licensing Agreement”) that the Company and CEN entered into on August 1, 2004. The term of the Original Licensing Agreement was scheduled to end on August 1, 2009. Per the terms of the Termination Agreement, the Original Licensing Agreement terminated effective immediately. CEN and the Company wished to extend the term of the Original Licensing Agreement; however, CEN, believing that the financial condition of the Company was unsteady, requested that the new agreement be entered into with Dr. Laura Berman, who is the President of the Company. On November 1, 2006, Dr. Berman and CEN entered into a new novelty licensing agreement (“New Licensing Agreement”) with the same material terms and conditions as the Original Licensing Agreement. The term of the New Licensing Agreement is five years from the date of execution, subject to early termination per the provisions of the agreement. In addition, CEN has an option to extend the agreement an additional five years. According to the agreement, Dr. Berman agrees to permit CEN to use her name in connection with the sale of novelty products and, in exchange, Dr. Berman is entitled to eight percent of the net revenue earned by the sale of the products. Any and all revenue due to Dr. Berman under the New Licensing Agreement is automatically assigned and transferred to the Company pursuant to Dr. Berman’s employment agreement with the Company. The Board of Directors of the Company has approved the Termination Agreement, New Licensing Agreement, and the transactions contemplated thereunder. A copy of the Termination Agreement and New Licensing Agreement is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

On April 15, 2006, the Company entered into an agreement (“DVD Agreement”) with Braun Marketing, LLC (“BMS”) and Triple J Marketing, LLC (“Triple J”) pursuant to which the parties would collaborate to create a a series of DVDs based upon the personality and teachings of Dr. Berman and the Company. According to the DVD Agreement, the Company agrees to work with BMS and Triple J to produce and promote the DVD series through general advertising, marketing, and providing the services of Dr. Berman. BMS agrees to underwrite and manage the production of the DVD series, to work with the Company and Triple J to obtain any necessary materials, and to market the DVD series to retail outlets. Triple J agrees to underwrite and initiate a television infomercial marketing campaign for the DVD series and to coordinate sales, shipping, and revenue collections. Per the terms of the DVD Agreement, the Company is entitled to 5% of the gross proceeds from the initial sales of the DVD Series until BMS and Triple J have recouped 50% of their costs, and from that point until BMS and Triple J have recouped 100% of their costs, the Company is entitled to 10% of the gross proceeds. After BMS and Triple J have recouped 100% of their costs, each of the Company, BMS, and Triple J are entitled to one-third of the gross proceeds, subject to other third party profit participations. According to the DVD Agreement, BMS and Triple J will also receive a 15% sales commission on any of the Company’s products that are sold directly by them that are not part of the DVD Series. The Company, BMS, and Triple J jointly own the copyright to the DVD Series. A copy of the DVD Agreement is attached hereto an Exhibit 10.3.

Item 1.02  Termination of a Material Definitive Agreement.

The information contained under Item 1.01, above, is incorporated into this Item 1.02.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Termination Agreement of the Novelty Licensing Agreement by and between California Exotic Novelties, LLC and the Registrant dated November 1, 2006.
10.2	Novelty Licensing Agreement by and between California Exotic Novelties, LLC and Dr. Laura Berman dated November 1, 2006.
10.3	DVD Series Agreement by and between the Registrant, Braun Marketing, LLC, and Triple J Marketing, LLC dated April 15, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007	BERMAN CENTER, INC.

By: /s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Termination Agreement of the Novelty Licensing Agreement by and between California Exotic Novelties, LLC and the Registrant dated November 1, 2006.
10.2	Novelty Licensing Agreement by and between California Exotic Novelties, LLC and Dr. Laura Berman dated November 1, 2006.
10.3	DVD Series Agreement by and between the Registrant, Braun Marketing, LLC, and Triple J Marketing, LLC dated April 15, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2007

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2007, Samuel Chapman, the Chief Executive Officer and Chairman of the Board of Directors of Berman Center, Inc. (the “Company”), resigned from his position as Chief Executive Officer effective as of March 1, 2007. Mr. Chapman will retain his position as Chairman of the Board of Directors of the Company. Mr. Chapman’s resignation was not due to any disagreement with the Company. Upon the effective date of Mr. Chapman’s resignation, Dr. Laura Berman, who is the President and a Director of the Company, will replace Mr. Chapman as the Chief Executive Officer of the Company. Dr. Berman will also retain her titles as President and a Director.

Dr. Berman has been working as a sex educator and therapist for the last sixteen years. After obtaining her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University, she went on to complete a training fellowship in Sexual Therapy with the Department of Psychiatry at New York University Medical Center. Dr. Berman has served as President and a director of the Company since 2003 and continued these positions with us since the reverse merger involving the Company. Dr. Berman is chair of the Women's Sexual Health State-Of-The-Art Series, an accredited program for the Council of Continuing Medical Education and currently serves on the foundation board of the Society for the Scientific Study of Sexuality (SSSS). She is also a member of the American Association of Sex Educators Counselors and Therapists (AASECT), the National Association of Social Workers (NASW), and is one of the few non-physician members of the American Urologic Association (AUA). She has been involved in numerous clinical sexual pharmacology trials, including acting as lead investigator for testing the effectiveness of Viagra on women's sexual complaints. Dr. Berman has authored over 25 articles published in peer reviewed journals, and has been an invited speaker at over 45 venues in the United States and abroad. She recently wrote the chapter on female sexuality in Obstetrics and Gynecology, the definitive medical school text on the subject, edited by Dr. Sciarra, the past chair of the Department of OBGYN at Northwestern Memorial Hospital. Dr. Berman is also the recipient of many awards and honors, including Rising Star of the Year, (National Association of Women Business Owners, Los Angeles, February 2002), Women of Action Award (Israel Cancer Research Fund, August 2002) and Women Who Make A Difference (Los Angeles Business Journal, August 2002). In July 1998, Dr. Berman founded the Women's Sexual Health Center in the Department of Urology at Boston Medical Center. She was Co-Director there and established the first comprehensive protocol for treating female sexual dysfunction. In spring of 2000, she was recruited to UCLA Medical Center to start the Female Sexual Medicine Center, also within the department of Urology. She was Director of this Center until December 2002 when she moved to Chicago to join the clinical faculty of Northwestern Memorial Hospital and start Berman Center.

Dr. Berman’s Employment Agreement

Dr. Berman’s employment agreement dated June 16, 2005, as amended on June 23, 2006, will remain in effect. Pursuant to the agreement, which had a term of three years and was later extended to four years, Dr. Berman will receive an annual salary of $200,000, provided that under certain circumstances the Company’s Board of Directors may increase her salary. Under the agreement, Dr. Berman will contribute and assign to the Company all income, revenue and other compensation received by Dr. Berman in connection with activities, services and products related to the Company’s business operations during her employment, including, without limitation, all revenue from media sources, talent agreements with television production companies or other media sources and authorship royalties. The contribution of income and revenues, however, does not include income, revenue and other compensation derived by Dr. Berman from honorarium fees and speaking engagements. The Company will pay for Dr. Berman’s expenses for her business, travel, entertainment and all other costs reasonably necessary and appropriate for Dr. Berman to render services under the agreement. If Dr. Berman enters into agreements with third parties for services and/or products covered by the employment agreement, all revenue receivable by Dr. Berman is automatically assigned to the Company. With proper notice, the Company may terminate the employment agreement with or without cause, and Dr. Berman may terminate it with or without good reason, which is defined as the Company’s reduction of Dr. Berman’s salary or other compensation or our reduction of her title or responsibilities (and the Company do not cure any of the foregoing within 30 days). In the event that Dr. Berman terminates her employment agreement for good reason or the Company terminate it without cause, all rights to her activities, services and products related to the Company’s business will immediately revert back to Dr. Berman.

2

On June 23, 2006, the Company entered into an amendment to the employment agreement with Dr. Berman pursuant to which, among other things,

(i)	the term was extended from three years to four years;

(ii)	Dr. Berman’s salary can be decreased but only if the Company’s Board of Directors determines that a decrease is necessary for the survival of the Company and such decrease is reasonable;

(iii)
in the event of Dr. Berman’s termination, with or without cause or good reason, as defined in the employment agreement, all rights to the services rendered during the term and products created during the term (including all rights and title in such services and products) will be the property of the Company, and any such rights after the term will be the property of Dr. Berman; and

(iv)
in the event Dr. Berman’s employment is terminated without cause or for good reason, as defined in the employment agreement, all revenues generated as a result of Dr. Berman’s services rendered and products created during the term will be the property of the Company, and such revenues after the term will be the property of Dr. Berman.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1
Employment Agreement dated June 16, 2005 by and among the Company and Dr. Laura A.C. Berman (incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K filed with the SEC on June 22, 2005).

10.2
Amendment to Employment Agreement dated June 23, 2006 by and between Dr. Berman and the Company (incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2006).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERMAN CENTER, INC.

Date: February 15, 2007	By:	/s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

4

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 20, 2007

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2007, Berman Center, Inc. (the “Company”) received notice of the resignations of Mitchell Mondry, Alger Chapman, Jan Fawcett, Alan Charles and Robert Goodman as directors of the Company, effective immediately. The resignations of the individuals named above were not due to any disagreement with the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007	BERMAN CENTER, INC.

By: /s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

3